Exhibit 5.1

450 Lexington Avenue
New York, New York 10017
212.850.2800 Phone
212.850.2929 Fax
andrewskurth.com

June 7, 2010

FiberTower Corporation

185 Berry Street, Suite 4800

San Francisco, California 94107

Ladies and Gentlemen:

We have acted as counsel for FiberTower Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) relating to the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 671,932 additional shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which are subject to issuance by the Company pursuant to the Amended and Restated FiberTower Corporation Stock Incentive Plan, as amended (the “Plan”).

As the basis for the opinion hereinafter expressed, we have examined:  (i) originals, or copies certified or otherwise identified, of (a) the Plan; (b) the Amended and Restated Certificate of Incorporation of the Company, as amended to date; (c) the Bylaws of the Company, as amended to date; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law and regulations as we have deemed necessary or advisable for the purposes of this opinion.  We have not independently verified any factual matter relating to this opinion.

In making our examination, we have assumed and have not verified that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based on the foregoing and such legal considerations as we deem relevant, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares to be issued by the Company have been duly authorized and, when issued and delivered in accordance with the Plan and the terms of any agreements governing the issuance of Common Stock thereunder and upon receipt by the Company of lawful consideration under Delaware law in accordance with the Plan, and subject to the Registration Statement becoming effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).  For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,

/s/ ANDREWS KURTH LLP